UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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BEL FUSE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
BEL FUSE INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Hyatt Regency Jersey City, 2 Exchange Place, Jersey City, New Jersey 07302, on Friday, May 9, 2008 at 10:00 a.m. for the following purposes:

(1)	To elect two directors for three-year terms.
(2)	To ratify the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2008.
(3)	To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 7, 2008 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Colin Dunn
Secretary

Jersey City, New Jersey
April 14, 2008

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY’S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES. HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED.

BEL FUSE INC.

PROXY STATEMENT

The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of Bel Fuse Inc. (“Bel” or the “Company”), a New Jersey corporation with its principal executive offices at 206 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel’s Annual Meeting of Shareholders. The Annual Meeting will be held at the Hyatt Regency Jersey City, 2 Exchange Place, Jersey City, New Jersey 07302, on Friday, May 9, 2008 at 10:00 a.m. This Proxy Statement is also furnished to the holders of Bel’s Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), for informational purposes. Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel’s Certificate of Incorporation, as amended. This Proxy Statement and, as to holders of the Class A Common Stock, the enclosed form of proxy are first being sent to shareholders on or about April 14, 2008. As used in the remainder of this Proxy Statement, the term “shareholders” shall refer to the holders of Bel’s Class A Common Stock.

Voting; Revocation Of Proxies

A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If a proxy is signed but no specification is given, the shares will be voted “FOR” the Board’s nominees to the Board of Directors and “FOR” the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2008.

Proxy Solicitation

The entire cost of soliciting these proxies will be borne by Bel. In following up the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing. If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

Vote Required; Shares Entitled To Vote; Principal Shareholders

The presence in person or by proxy of holders of a majority of the outstanding shares of the Company’s Class A Common Stock will constitute a quorum for the transaction of business at the Company’s Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting and the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2008 will require the affirmative vote of a majority of the votes cast with respect to such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast “for” or “against” will be included. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

Holders of record of the Class A Common Stock at the close of business on April 7, 2008 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,533,437 shares of Class A Common Stock outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on all matters to come before the meeting.

The Company’s management is not aware of any individual or entity that owned of record or beneficially more than five percent of the Class A Common Stock as of the record date other than Sybil Bernstein, Howard B. Bernstein, FMR Corp., GAMCO Investors, Inc. et al., Third Avenue Management LLC and Royce & Associates, LLC. Sybil Bernstein was the wife of Elliot Bernstein, the Chairman of the Board and a Director of the Company until his death in July 2001. Howard B. Bernstein is a Director of the Company. The

business address for Howard B. Bernstein is 206 Van Vorst Street, Jersey City, New Jersey 07302. The following table provides information regarding the beneficial ownership of Class A Common Stock by Sybil Bernstein, FMR Corp., GAMCO Investors, Inc., Third Avenue Management LLC and Royce & Associates, LLC. For information regarding the number of shares beneficially owned by Howard B. Bernstein, see “Election of Directors — Beneficial Ownership of the Company’s Stock”.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sybil Bernstein 206 Van Vorst Street Jersey City, NJ 07302	251,132	(1)	9.9%
FMR Corp. 82 Devonshire Street Boston, MA 02109	451,427	(2)	17.6%
GAMCO Investors, Inc. et al. One Corporate Center Rye, NY 10580-1435	407,200	(3)	15.9%
Third Avenue Management LLC 622 Third Avenue 32nd Floor New York, NY 10017-6715	284,467	(4)	11.1%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	214,266	(5)	8.35%

(1)	The shares of Class A Common Stock beneficially owned by Ms. Bernstein include: (i) 18,800 shares owned by a not-for-profit foundation of which Ms. Bernstein is president and trustee and (ii) 192,770 shares owned by a trust of which Ms. Bernstein is the beneficiary and trustee. Ms. Bernstein also owns 493,014 shares of Class B Common Stock, or 5.3% of the outstanding shares. The shares of Class B Common Stock beneficially owned by Ms. Bernstein include: (i) 63,205 shares owned by a not-for-profit foundation of which Ms. Bernstein is president and trustee, and (ii) 370,799 shares owned by a trust of which Ms. Bernstein is the beneficiary and trustee.
(2)	Pursuant to a filing made by FMR Corp. with the Securities and Exchange Commission on February 14, 2008, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to various investment companies. Pursuant to such filing, the ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 451,427 shares or 17.6% of the Class A Common Stock outstanding. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 451,427 shares. The filing states that the sole power to vote these shares resides with the boards of trustees of the various funds.
(3)	Pursuant to a filing made with the Securities and Exchange Commission on February 15, 2008, Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially own the reported shares. The filing discloses that the beneficial ownership of three such investment companies is as follows: Gabelli Funds, LLC: 157,800 shares; GAMCO Asset Management Inc.: 246,900 shares; Teton Advisors, Inc.: 2,500 shares. According to such filing, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) Gabelli Funds has sole dispositive and voting power with respect to the shares of Bel held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Bel and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (ii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iii) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons.

(4)	Pursuant to a filing made by Third Avenue Management LLC with the Securities and Exchange Commission on February 14, 2008, Third Avenue Management LLC, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to various investment companies. The filing discloses that the beneficial ownership of such investment companies is as follows: Aegon/TransAmerica Series - Third Avenue Portfolio: 53,873 shares; TA IDEX Third Avenue Value Fund: 67,927; Met Investors Series Trust - Third Avenue Small Cap Portfolio: 117,817 shares; Third Avenue Value Portfolio of the Third Avenue Variable Series Trust: 42,500 shares; and various separately managed accounts for whom Third Avenue Management LLC acts as investment advisor: 2,350 shares. Third Avenue Management LLC, through its control of these funds, has sole power to dispose of the 284,467 shares.
(5)	Pursuant to a filing made by Royce & Associates, LLC with the Securities and Exchange Commission on February 1, 2008, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares.

2009 Annual Meeting; Nominations

Shareholders intending to present proposals at the 2009 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 15, 2008 in order for such proposals to be eligible for inclusion in the Company’s proxy statement and proxy card relating to next year’s meeting and no later than February 28, 2009 in order for such proposals to be considered at next year’s meeting (but not included in the proxy statement for such meeting). The Company’s Nominating Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties. (See “Board of Directors —  Nominating Committee Matters.”)

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period. At the Annual Meeting, the holders of the Class A Common Stock will elect two directors for three year terms.

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute or substitutes for said nominees if any of them, for any reason presently unknown, cannot be a candidate for election.

The following sets forth information as of April 1, 2008 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.

NOMINEES FOR DIRECTOR FOR A TERM TO EXPIRE AT THE 2011 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Avi Eden	60	May 2004	Independent Consultant for Business Development Matters, including mergers and acquisitions for companies in the electronics industry (2004 to Present); Retired Vice Chairman and Executive Vice President of Vishay Intertechnology, Inc. (1996 to 2003).
Robert H. Simandl	79	1967	Practicing Attorney; Member of the law firm of Simandl & Gerr (January 1992 to January 1995); member of the law firm of Robert H. Simandl, Counselor of Law (prior years); Secretary of the Company (prior years to May 2003).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2010 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Daniel Bernstein*	54	1986	President (June 1992 to Present) and Chief Executive Officer (May 2001 to Present) of the Company; Vice President and Treasurer of the Company (prior years to June 1992); Managing Director of the Company’s Macau manufacturing subsidiary (1991 to Present).

Name	Age	Director Since	Business Experience
Peter Gilbert	60	1987	Director (1987 to Present), Former President and Chief Executive Officer of Gilbert Manufacturing Co., Inc. (a manufacturer of electrical components).
John S. Johnson	78	1996	Independent consultant (April 1993 to Present) for various companies, including the Company (during 1995); Corporate Controller of AVX Corporation (manufacturer of electronic components) (1978 to March 1993).

*	Daniel Bernstein is Howard B. Bernstein’s nephew.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2009 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Howard B. Bernstein*	82	1954	Retired.
John F. Tweedy	62	1996	Member and operating manager of Tweedy Financial Services, LLC (New York State registered investment adviser) (January 2007 to Present); Independent consultant (February 2000 to Present); Director of Public Relations of GlobeSpan Semiconductor Inc. (supplier of semiconductor integrated circuit products) (January 1999 to February 2000); Director of Corporate Communications of Standard Microsystems Corp. (supplier of semiconductor integrated circuit products) (July 1995 to January 1999).

*	Howard B. Bernstein is Daniel Bernstein’s uncle.

Executive Officers

The following sets forth information as of April 1, 2008 concerning the Company’s executive officers. Unless otherwise indicated, positions have been held for more than five years.

Name and Age	Officer Since	Positions and Offices with the Company/Business Experience
Daniel Bernstein, 54	1985	President, Chief Executive Officer and Director
Colin Dunn, 63	1992	Vice President of Finance and Treasurer; Secretary (May 2003 to present)

Name and Age	Officer Since	Positions and Offices with the Company/Business Experience
Joseph Meccariello, 58	1995	Vice President of Manufacturing
Dennis Ackerman, 45	2001	Vice President of Operations
Raymond Cheung, 50	2007	Vice President Asia Operations
Andrew Wong, 60	2007	Vice President Circuit Protection

Daniel Bernstein has served the Company as President since June 1992 and as Chief Executive Officer since May 2001. He previously served as Vice President (1985-1992) and Treasurer (1986-1992) and has served as a Director since 1986. He has occupied other positions with the Company since 1978. He was appointed Managing Director of the Company’s Macau subsidiary during 1991. He is currently a director of Bel Fuse Ltd., Bel Fuse Macau Lda, Bel Stewart GmbH and Bel Stewart Net s.r.o.

Colin Dunn joined the Company in 1991 as Finance Manager and in 1992 was named Vice President of Finance and Treasurer. He was appointed Secretary of the Company in May 2003. He is currently a director of Bel Fuse Ltd., Bel Fuse Macau Lda, Bel Fuse (Macao Commercial Offshore) Limited, Bel Stewart Net s.r.o., and Bel Stewart GmbH. Prior to joining the Company, Mr. Dunn was Vice President of Finance and Operations at Kentek Information Systems, Inc. from 1985 to 1991 and had previously held a series of senior management positions with Braintech Inc. and Weyerhaeuser Company.

Joseph Meccariello joined the Company in 1979 as Manager of Mechanical Engineering and in 1994 became the Deputy Managing Director of the Company’s Hong Kong subsidiary, Bel Fuse Ltd. In 1995 he was named Vice President of Manufacturing with responsibility for Far East production operations. He is currently a director of Bel Fuse Ltd., Bel Fuse Macau Lda and Bel Fuse (Macao Commercial Offshore) Limited.

Dennis Ackerman joined the Company in 1986 and has held the positions of customer service manager, sales manager, purchasing manager and operations manager. In 2001 he was named Vice President of Operations.

Raymond Cheung joined the Company in 1990 and has served as a Regional Sales Manager and most recently as Director of Sales for Asia. In October 2007, he was appointed Vice President Asia Operations. Prior to joining the Company, Mr. Cheung worked as a Design and Project Engineer at Astec Power Computer Products, and as a Technical Sales Manager at Asian Sources Magazine.

Andrew Wong joined the Company in 1972 and has served as the Engineering and Production Manager and Director of various product groups over the years. In October 2007, he was appointed Vice President Circuit Protection. Prior to joining the Company, Mr. Wong was employed by Sprague Electric Company.

Beneficial Ownership of the Company’s Stock

The following table sets forth certain information regarding the ownership of Bel’s Class A Common Stock and Class B Common Stock as of April 1, 2008 by (a) each director and nominee; (b) the Company’s Chief Executive Officer, Vice President of Finance and our three other most highly compensated executive officers for 2007 (these five persons are referred to herein as the “Named Officers”) and (c) all directors and executive officers as a group. Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of April 1, 2008.

	Aggregate Number of Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock
	No. of Shares	Percent of Outstanding Shares	No. of Shares	Percent of Outstanding Shares
Daniel Bernstein(2)	93,555	3.7	367,072	3.9
Howard B. Bernstein(3)	140,000	5.5	286,000	3.1
Colin Dunn(4)	2,637	*	16,106	*
Avi Eden(5)	—	—	10,000	*
Peter Gilbert(6)	500	*	8,000	*
John S. Johnson(7)	1,903	*	16,892	*
Joseph Meccariello(8)	597	*	8,200	*
Robert H. Simandl(9)	1,585	*	8,755	*
John F. Tweedy(10)	250	*	8,650	*
Dennis Ackerman(11)	853	*	9,013	*
Andrew Wong(12)	2,091	*	17,752	*
All directors, nominees and executive officers as a group (12 persons)(13)	244,081	9.6	761,012	8.0

(1)	As of April 1, 2008, there were 2,533,437 and 9,284,127 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.
(2)	The shares of Class A Common Stock beneficially owned by Daniel Bernstein include 11,500 shares held by Mr. Bernstein as custodian for his children and 1,583 shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Daniel Bernstein include 59,052 shares owned by a family limited liability company of which Mr. Bernstein and his children are members, 37,800 shares held by Mr. Bernstein as custodian for his children or by his children, 7,789 Class B shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has no voting or investment power and 6,000 shares of restricted stock.
(3)	The shares of Class B Common Stock beneficially owned by Howard Bernstein include 4,000 shares of restricted stock.
(4)	The shares of Class A Common Stock beneficially owned by Colin Dunn include 887 shares allocated to him in the Company’s 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Mr. Dunn include 3,606 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 4,500 shares of restricted stock.
(5)	The shares of Class B Common Stock beneficially owned by Avi Eden include 6,000 shares which may be acquired by him on or before June 1, 2008 upon the exercise of stock options and 4,000 shares of restricted stock.
(6)	The shares of Class B Common Stock beneficially owned by Peter Gilbert includes 1,250 shares of Class B Common Stock held of record by Mr. Gilbert’s wife and 4,000 shares of restricted stock.
(7)	The shares of Class A Common Stock beneficially owned by Mr. Johnson include 150 shares held by Mr. Johnson as custodian for his grandchildren. The shares of Class B Common Stock beneficially owned by Mr. Johnson include 2,077 shares held by Mr. Johnson as custodian for his grandchildren and 4,000 shares of restricted stock.
(8)	The shares of Class A Common Stock beneficially owned by Mr. Meccariello include 289 shares allocated to him in the Company’s 401(k) Plan and 258 shares allocated to him in the Far East Retirement

Plan (a mandatory provident fund arrangement established under Hong Kong law) (the “Far East Retirement Plan”); he has voting but no investment power with respect to these shares. The shares of Class B Common Stock beneficially owned by Mr. Meccariello include 865 shares allocated to him in the Company’s 401(k) Plan and 1,335 shares allocated to him in the Far East Retirement Plan over which he has no voting or investment power and 4,500 shares of restricted stock.

(9)	The shares of Class A Common Stock beneficially owned by Mr. Simandl include 1,200 shares held of record by Mr. Simandl’s wife. The shares of Class B Common Stock beneficially owned by Mr. Simandl include 3,600 shares held of record by Mr. Simandl’s wife and 4,000 shares of restricted stock.
(10)	The shares of Class B Common Stock beneficially owned by Mr. Tweedy include 4,000 shares of restricted stock.
(11)	The 853 shares of Class A Common Stock beneficially owned by Mr. Ackerman are allocated to him in the Company’s 401(k) Plan; he has voting but no investment power with respect to these shares. The shares of Class B Common Stock owned by Mr. Ackerman consist of 4,513 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 4,500 shares of restricted stock.
(12)	The shares of Class A Common Stock beneficially owned by Mr. Wong include 216 shares allocated to him in the Far East Retirement Plan; he has voting but no investment power with respect to these shares. The shares of Class B Common Stock beneficially owned by Mr. Wong include 1,127 shares allocated to him in the Far East Retirement Plan over which he has no voting or investment power and 3,000 shares of restricted stock.
(13)	Includes 4,000 shares of Class B Common Stock which may be acquired on or before June 1, 2008 upon the exercise of stock options and 4,196 and 19,807 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company’s 401(k) Plan and Far East Retirement Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power. The Class B Common Stock also includes 49,500 restricted shares.
*	Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons’ ownership of the Company’s securities. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, the Company believes that during 2007 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis, except that the Form 4’s with respect to the May 2007 stock awards granted to each of our directors were filed late, the Form 3’s related to our two new executive officers, Raymond Cheung and Andrew Wong, were filed late and John S. Johnson (a director) filed a late Form 4 with respect to the exercise of an option to purchase shares of Class B Common Stock. These failures to file were inadvertent and the filings were made promptly after the failures to file were noted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

During 2006, the SEC substantially revised the disclosures that we are required to make with respect to executive compensation. As part of the SEC’s revised executive compensation disclosure package, the SEC requires that issuers provide a “Compensation Discussion and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;
•	the conduct that the compensation programs are designed to reward;
•	the elements of the compensation program;
•	the rationale for each of the elements of the compensation program;
•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and
•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Overview

We are engaged in a very competitive industry worldwide, with relatively low barriers to competitive entry in the electronic products market. Just as stock prices in our industry tend to be volatile, our customers’ demand for our products varies significantly from year to year. We have only limited visibility as to future customer requirements. For this reason, we have found it necessary to keep our overhead relatively low so that we can operate effectively even when demand for our products weakens. In the area of compensation, we seek to control salaries as best we can and focus our incentives on other elements that can vary from year to year with our performance. Our goal is to compensate our Named Officers at levels that will enable us to retain their services while retaining control over our overhead.

Our performance-based elements of compensation are salary, bonuses and long-term stock incentive compensation. Other non-performance elements of compensation consist of retirement benefits, certain other plan benefits and certain perquisites. We compete in our industry on the basis of product performance, quality, reliability, depth of product line, customer service, technological innovation, design, delivery time and price. Our compensation structure is intended to reward and incentivize the types of performance which improve our ability to excel in these areas, as well as performance which enhances our overall financial stability and global presence.

Compensation Elements

Salary

We pay salaries to our Named Officers in order to fairly compensate them for their day-to-day responsibilities in managing our business. In terms of overall compensation, our Chief Executive Officer receives salary recommendations from our U.S. management team and our Far East management team. Our Chief Executive Officer then formulates his own recommendations which he presents to our Compensation Committee. Our Chief Executive Officer does not participate in the deliberations regarding his own salary, but does participate in discussions regarding salary levels for our other Named Officers. Salary levels are typically determined in December for the following year. Adjustments for the following year are related to performance during the year being reviewed, overall company performance and cost-of-living considerations.

We do not rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters. We compare our salaries and other elements of compensation against the salaries and other compensation measures of other public companies in our industry by reviewing the proxy statements of such other companies. However, we do not prepare formal benchmarking studies.

Bonus

We do not have a bonus plan for any of our associates. Instead, at the same time that we establish salaries for the next succeeding year, we determine whether our corporate performance during the past year justified the payment of cash bonuses to our associates. If our corporate performance justifies the payment of bonuses, then the Compensation Committee receives recommendations from the Chief Executive Officer with respect to the payment of specific bonuses to specific individuals, based upon the individuals’ respective contributions to our corporate performance.

In 2006, we sold our investment in Artesyn Technologies, Inc. and recognized a gain of approximately $5.2 million, net of investment banker’s advisory fees of $850,000. With this profit, Bel’s Board of Directors decided to accrue $1.0 million from operating income for the payment of bonuses to our associates, including $334,233 to our Named Officers, in January 2007.

In 2007, we sold 4.0 million shares of common stock of Toko, Inc. on the open market which resulted in a gain of approximately $2.5 million, net of investment banker fees and other expenses in the amount of $0.8 million. With this profit, Bel’s Board of Directors decided to accrue $0.5 million from operating income for the payment of bonuses to our associates, including $122,500 to our Named Officers, in January 2008.

Long-Term Stock Incentive Compensation

Our 2002 Equity Compensation Program,as approved by our shareholders, permits us to issue four types of non-cash awards based on our common stock: restricted stock grants, incentive stock options, non-qualified stock options and stock appreciation rights. For years, we relied upon incentive stock options as our primary form of long-term stock incentive compensation. However, as the manner in which stock options are treated for accounting purposes was substantially modified as of January 1, 2006, we presently anticipate that to the extent that we grant long-term stock incentive compensation to our associates, that compensation will likely be in the form of restricted stock grants.

We did not grant any stock options or make any restricted stock awards to any of our Named Officers during 2007 or 2006. We granted restricted shares in 2005 to several of our associates, including each of our Named Officers. Those restricted shares do not vest until the second anniversary of the grant date, and then vest in 25% annual installments on the second, third, fourth and fifth anniversaries of the grant date. While our 2002 Equity Compensation Program does not preclude the grant of restricted shares on an annual basis, the Compensation Committee concluded that given the structure and amount of the restricted stock awards made in 2005, there was no need to grant additional restricted stock awards to the Named Officers during 2006 or 2007.

Our experience has been to consider stock option grants and restricted stock awards at the director meetings held at the time of our annual meeting of shareholders, as opposed to granting options and stock awards throughout the year. By making our grant determinations at a single time each year, we avoid even an appearance of coordinating grants with release dates of material information not previously disclosed to the public.

Our 2002 Equity Compensation Program is designed to help attract and retain superior individuals for positions of substantial responsibility within our company and to provide these persons with an additional incentive to contribute to the success of our company, all of which we expect will result in increased shareholder value. Restricted stock grants are awards of actual shares of our common stock, without any initial cost to the associate, but subject to a vesting restriction. The shares cannot be sold or transferred until the restriction ends and the shares become “vested.” Shares not vested are forfeited back to us if it becomes impossible to meet the condition for ending the restriction. Restricted stock grants offer the opportunity to obtain shares of our common stock without payment to us, provided the condition to ending the restriction is met. We award restricted stock grants because we believe that they aid in retaining our key executives, who are positioned to benefit from an increase in share value.

Retirement Benefits

We have designed our Supplemental Executive Retirement Plan, or “SERP”, to provide a limited number of our key management and highly compensated associates with supplemental retirement and death benefits. Each of our Named Officers is a participant in the SERP. Participants of the SERP are selected by our Compensation Committee based upon recommendations from our Chief Executive Officer. We believe that this benefit incentivizes key associates to remain with us on a career-long basis and engenders loyalty to our company. At its April 17, 2007 meeting, our board of directors approved amendments to the SERP to, among other things, conform its terms to applicable requirements of Section 409A (discussed below) and to modify the provisions regarding benefits payable in connection with a change in control of our company. The description of the SERP that follows reflects these amendments.

Benefits available under the SERP vary depending upon when and how a participant terminates employment with us. If a participant retires on his normal retirement date (65 years old, 20 years of service, and five years of participation in the SERP), his or her normal retirement benefit under the SERP would be annual payments equal to 40% of his or her average base compensation — using compensation from the highest five consecutive calendar years of SERP participation — payable in monthly installments for the remainder of his or her life. If a participant retires early (55 years old, 20 years of service, and 5 years of participation in the SERP), his or her early retirement benefit would be an amount (i) calculated as if his or her early retirement date were in fact such participant’s normal retirement date, (ii) multiplied by a fraction, the numerator being the actual years of service the participant has with us and the denominator being the years of service the participant would have had if he or she had retired at his or her normal retirement date, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the SERP, his or her beneficiary is entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by us, his or her beneficiary will receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant’s annual base salary at the date of death for one year, and (ii) 50% of the participant’s annual base salary at the date of death for each of the following four years, each payable in monthly installments. Our SERP also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the SERP.

In the event of a “change in control” (as defined in the SERP), each participant who is employed by us at the time of the change in control will be entitled to a normal retirement benefit commencing immediately following termination of employment (or in the case of certain participants who are “specified employees” for purposes of Section 409A of the Code (discussed below), six months after termination of employment). The normal retirement benefit payable under these circumstances will be the actuarial equivalent of the benefit that would commence upon the date that the participant would have attained his or her normal retirement date if he or she had not terminated employment. Further, each participant’s average base compensation will be deemed to be equal to his or her annual base compensation in effect prior to the change in control. If we have established a trust to accumulate assets from which to pay SERP benefits, then we will fully fund the trust in connection with a change in control in order to ensure that there will be sufficient assets set aside to pay all SERP benefits. A “change in control” for purposes of the SERP includes a merger or consolidation with another corporation whereby our shareholders do not own a majority of the surviving or successor entity, an acquisition of 50% or more of our voting securities by one person or a group of persons acting together, a sale of all or substantially all of our assets to any person, our dissolution or liquidation or if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

As of December 31, 2007, none of our Named Officers were eligible for normal retirement under the SERP. As of December 31, 2007, Mr. Meccariello was eligible for early retirement under the SERP. Had Mr. Meccariello retired on December 31, 2007, he would have been eligible for a monthly benefit under the SERP in the amount of $3,924 payable for life. Had each of our Named Officers terminated employment on December 31, 2007 in connection with a change in control, they would have been entitled under the SERP to a monthly benefit for life as follows: Mr. Bernstein, $6,067; Mr. Dunn, $5,873; Mr. Meccariello, $5,214; Mr. Ackerman, $4,126; and Mr. Wong, $5,011. The present value of those change in control benefits for the Named Officers, using the actuarial assumptions used for our financial reporting purposes, would be as follows: Mr. Bernstein, $934,113; Mr. Dunn, $796,271; Mr. Meccariello, $762,369; Mr. Ackerman, $692,537; and Mr. Wong, $711,916.

Other Non-Performance Benefit Plans

Our Named Officers are eligible to participate, as are all our associates who meet service requirements under the several plans, in the following types of non-performance benefit plans:

•	Those of our associates, including our Named Officers, who satisfy certain waiting periods are entitled to participate in either our domestic 401(k) plan or our Far East Retirement Plan. Pursuant to our domestic 401(k) plan, we make matching contributions of pre-tax elective deferral contributions made by associates. We match individual plan contributions in our domestic 401(k) as follows (limited to the maximum amount of salary that can be taken into account under a tax-qualified plan, which was $225,000 in 2007): we match 100% for the first $200 of an associate’s contribution, 50% for the next $200 and 25% for the next $200 of an associate’s contribution. In addition, we have been adding 3% of an associate’s base salary as an annual profit sharing contribution. This 3% is reviewed on an annual basis by the Board of Directors. Our matching contributions under the domestic 401(k) plan are currently made in shares of our Class B Common Stock. The Far East Retirement Plan is a defined contribution mandatory provident fund arrangement established pursuant to Hong Kong law. Subject to certain minimum and maximum levels under Hong Kong law, five percent of a participant’s salary must be contributed to the Far East Retirement Plan. We match amounts contributed to the Far East Retirement Plan. Our current match equals 7% of an associate’s base salary. Under the Far East Retirement Plan, our matching amounts are currently made partly in shares of our Class B Common Stock — approximately 10% of our contribution — and partly in cash — approximately 90% of our contribution. Mr. Meccariello and Mr. Wong are the only Named Officers who participate in the Far East retirement Plan.
•	We maintain medical and dental health insurance plans for our associates on a non-discriminatory basis. Associates contribute 20% of the cost of our medical and dental insurance plans. We also provide life insurance for all associates.

We believe that the insurance plans we offer are important components of our comprehensive benefit package, which should induce associates to remain with us. We believe that our domestic 401(k) plan and our Far East Retirement Plan induce our associates to save for future retirement needs, and we encourage this by matching individual plan contributions, as described above, by participating associates.

Perquisites

In 2007, we provided our Chief Executive Officer with a rental apartment for two months in San Diego, California. Mr. Bernstein’s presence in San Diego enables him to be more proximate to our largest customers, major design centers and our marketing and sales groups. We also provide him with an automobile in New Jersey that we maintain for his use throughout the year. Also in 2007, we provided our Vice President of Manufacturing with a rental apartment in Hong Kong for the full year as well as a monthly travel allowance. As Mr. Meccariello has lived in Hong Kong throughout the year in order to better oversee and manage the core of our manufacturing operations, we have subsidized his living and travel expenses accordingly. Other than these benefits, the perquisites to our Named Officers are nominal.

Severance

During 2007, our Board adopted a written severance pay plan that applies to all of our full-time, non-union associates. The written plan formalizes an approach that we have been taking on an informal basis for the past seven years. The purposes of the plan are to reward the loyalty of our associates in the context of a Sale of the Business, a phrase that is defined in the severance pay plan, and to assure that we are capable of retaining our associates in the event that we pursue a Sale of the Business. Under the plan, a “Sale of the Business” is defined to mean the occurrence of any of the following events:

•	the acquisition of beneficial ownership of more than 50% of our voting stock or of all or substantially all of our assets; or
•	the consummation of a merger, consolidation or other combination of our company with or into another entity, subject to certain exceptions; or

•	if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

Provided that certain disqualifying events do not occur, severance payments will be made under the plan if a participant is terminated involuntarily within 24 months after a Sale of the Business (provided that the participant does not accept employment with the acquirer in connection with such Sale of the Business), the participant resigns for reasons permitted under the plan within 24 months after a Sale of the Business or if the participant is not offered “comparable employment” (as defined) with the acquirer.

The severance pay plan contains a schedule by which payment levels are determined based on years of service with us. The schedule provides for three weeks of compensation for the first two years worked with us, two weeks of compensation for the next thirteen years of service, and three weeks of compensation for each additional year of service, with an upper limit of 52 weeks of compensation. If the plan were to be triggered as of April 30, 2008, our Named Officers would be entitled to receive the following severance payments:

Daniel Bernstein	$225,000
Colin Dunn	$127,885
Joseph Meccariello	$180,000
Dennis Ackerman	$168,269
Andrew Wong	$165,000

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our 2002 Equity Compensation Program and our prior stock option plans are not subject to the limitations of Section 162(m). However, restricted stock awards granted under our 2002 Equity Compensation Program generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the 2002 Equity Compensation Program have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over any bonuses we may grant, those bonuses also will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing our compensation arrangements since the enactment of Section 409A in 2004 in order to remain compliant with guidance issued by the Internal Revenue Service under Section 409A. As indicated above, we have amended our SERP to comply with Section 409A and we intend to continue to monitor IRS guidance to determine if further modifications to our plans and arrangements are needed to conform with final 409A regulations recently issued by the Internal Revenue Service.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2007 and 2006, a summary of the compensation earned by our Chief Executive Officer, Vice President of Finance and our three other most highly compensated executive officers for 2007. In this proxy statement, we refer to these executive officers as the “Named Officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Bernstein, President and Chief Executive Officer	2007	225,000	51,923	9,691	22,810	309,424
	2006	225,000	86,538	7,172	22,800	341,510
Colin Dunn, Vice President, Treasurer and Secretary	2007	190,000	43,846	43,725	7,670	285,241
	2006	190,008	73,078	37,190	7,700	307,976
Joseph Meccariello, Vice President of Manufacturing	2007	180,000	41,538	17,075	107,784	346,397
	2006	180,000	69,231	13,382	85,778	348,391
Dennis Ackerman, Vice President of Operations	2007	175,000	40,385	3,067	7,150	225,602
	2006	175,008	67,309	2,451	7,030	251,798
Andrew Wong, Vice President Circuit Protection	2007	165,000	38,077	23,353	12,360	238,790
	2006	164,687	63,944	18,467	12,328	259,426

We accrued the bonuses set forth in the table above for 2007 in our consolidated income statement for the year ended December 31, 2007, but did not pay such bonuses until 2008. The 2006 bonuses were accrued in our 2006 consolidated financial statements and not paid until 2007.

In the table above, when we refer to changes in pension values, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under our Supplemental Executive Retirement Planfrom the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements.

In the table above, “all other compensation” for 2007 consists of the following:

•	for Mr. Bernstein: (i) a contribution to his 401(k) account of $6,350 that we made in shares of our Class B Common Stock, matching Mr. Bernstein’s 2007pre-tax elective deferral contributions (included under “Salary”), (ii) $1,760 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program, (iii) $7,400, the cost to us of providing Mr. Bernstein with an automobile in New Jersey and maintaining that automobile, (iv) $7,000, the cost to us of providing Mr. Bernstein with living quarters for a two month period while he worked from our facility in San Diego, California and (v) $300 for airline lounge fees.
•	for Mr. Dunn: (i) a contribution to his 401(k) account of $6,050 that we made in shares of our Class B Common Stock, matching his 2007pre-tax elective deferral contributions (included under “Salary”), (ii) $1,320 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program and (iii) $300 for airline lounge fees.
•	for Mr. Meccariello: (i) a contribution to his Far East Retirement Plan account of $12,600, an amount in excess of Mr. Meccariello’s 2007pre-tax elective deferral contributions (included under “Salary”), (ii) a housing allowance of $88,480 associated with the work he performs in the Far East, (iii) a travel allowance of $5,384 associated with Mr. Meccariello’s international travel for personal leave and (iv) $1,320 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program.
•	for Mr. Ackerman: (i) a contribution to his 401(k) account of $5,600 that we made in shares of our Class B Common Stock, matching Mr. Ackerman’s 2007pre-tax elective deferral contributions (included under “Salary”), (ii) $1,320 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program and (iii) $230 for airline lounge fees.

•	for Mr. Wong: (i) a contribution to his Far East Retirement Plan account of $11,550, an amount in excess of Mr. Wong’s 2007 pre-tax elective deferral contributions (included under “Salary”), and (ii) $810 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program.

Stock Options and Stock Awards

We are authorized to grant stock options and stock awards under our 2002 Equity Compensation Program. Options granted under this program generally have terms of five years and terminate at or within a specified period of time after the optionee’s employment with us ends. Options are exercisable in installments determined at the date of grant. No such options were granted to the Named Officers in 2007. We are also permitted to grant restricted stock awards under our 2002 Equity Compensation Program. Participants have the right to vote (if applicable) and receive dividends on their restricted shares. Restrictions lapse in 25% increments commencing two years after the grant date. No restricted shares were awarded to the Named Officers in 2007.

None of the Named Officers exercised any stock options during 2007 and none of the Named Officers owned any of our stock options as of December 31, 2007. A total of 8,500 restricted stock awards previously granted to the Named Officers vested during 2007.

The following table sets forth, for each of the Named Officers, information regarding stock awards outstanding at December 31, 2007 for each of the Named Officers. Each of the stock awards referred to in the table below were granted pursuant to our 2002 Equity Compensation Program. The vesting dates applicable to each stock award are set forth in footnotes that follow the columnar explanations below the table.

	Stock Awards Outstanding at December 31, 2007
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Daniel Bernstein	6,000	175,620
Colin Dunn	4,500	131,750
Joseph Meccariello	4,500	131,750
Dennis Ackerman	4,500	131,750
Andrew Wong	3,000	87,810

In the table above, we are disclosing:

•	in column (b), the number of shares of our common stock covered by stock awards granted under our 2002 Equity Compensation Program that were not vested or earned as of December 31, 2007; and
•	in column (c), the aggregate market value or payout value as of December 31, 2007 of the stock awards referenced in column (b).

In the table above, the vesting dates for the Named Officers’ stock awards are as follows:

•	As of December 31, 2007, Mr. Bernstein had:
•	6,000 restricted shares of Class B Common Stock, vesting as follows: 2,000 shares vest as of November 1, 2008, 2,000 shares vest as of November 1, 2009 and 2,000 shares vest as of November 1, 2010.
•	As of December 31, 2007, Mr. Dunn had:
•	4,500 restricted shares of Class B Common Stock, vesting as follows: 1,500 shares vest as of November 1, 2008, 1,500 shares vest as of November 1, 2009 and 1,500 shares vest as of November 1, 2010.
•	As of December 31, 2007, Mr. Meccariello had:

•	4,500 restricted shares of Class B Common Stock, vesting as follows: 1,500 shares vest as of November 1, 2008, 1,500 shares vest as of November 1, 2009 and 1,500 shares vest as of November 1, 2010.
•	As of December 31, 2007, Mr. Ackerman had:
•	4,500 restricted shares of Class B Common Stock, vesting as follows: 1,500 shares vest as of November 1, 2008, 1,500 shares vest as of November 1, 2009 and 1,500 shares vest as of November 1, 2010.
•	As of December 31, 2007, Mr. Wong had:
•	3,000 restricted shares of Class B Common Stock, vesting as follows: 1,000 shares vest as of October 3, 2008, 1,000 shares vest as of October 3, 2009 and 1,000 shares vest as of October 3, 2010.

In calculating market values in the table above, we have multiplied the closing market price of our Class A Common Stock or Class B Common Stock on the last trading day in 2007 (whichever is applicable) —  $34.00 and $29.27, respectively — by the applicable number of shares of common stock underlying the Named Officers’ stock awards.

None of the Named Officers have any stock options and beginning in 2005, the Company’s policy is to grant stock awards in lieu of stock options going forward. The following table sets forth, for each of the Named Officers, information regarding stock awards that vested during 2007. The “value realized on vesting” represents the number of shares of Class B Common Stock set forth in column (d) multiplied by the market price of our Class B Common Stock on the date on which the Named Officer’s stock award vested.

Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Daniel Bernstein	2,000	61,800
Colin Dunn	1,500	46,350
Joseph Meccariello	1,500	46,350
Dennis Ackerman	1,500	46,350
Andrew Wong	1,000	34,710

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to shares of Class A and Class B Common Stock that may be issued under our 2002 Equity Compensation Program and our prior stock option plan (which prior plan expired in April 2002), each of which has been approved by the Company’s stockholders.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation
Plans Approved by	Class A: 0	Class A: 0	Class A: 0
Security Holders	Class B: 70,000	Class B: $28.42	Class B: 816,285

Equity Compensation
Plans Not Approved by
Security Holders	—	—	—

TOTAL	Class A: 0	Class A: 0	Class A: 0
	Class B: 70,000	Class B: $28.42	Class B: 816,285

Retirement Plan Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel Bernstein	Supplemental Executive Retirement Plan	29	312,717	0
Colin Dunn	Supplemental Executive Retirement Plan	16	438,484	0
Joseph Meccariello	Supplemental Executive Retirement Plan	27	362,068	0
Dennis Ackerman	Supplemental Executive Retirement Plan	21	77,900	0
Andrew Wong	Supplemental Executive Retirement Plan	33	407,304	0

In the table above:

•	we have determined the years of credited service based on the same measurement date that we used in preparing our audited financial statements for the year ended December 31, 2007; we refer to that date as the “Plan Measurement Date”;
•	when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under our Supplemental Executive Retirement Plan, calculated as of the Plan Measurement Date; and
•	column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2007 under the SERP. For a description of the SERP, see “Compensation Discussion and Analysis — Compensation Elements — Retirement Benefits”.

BOARD OF DIRECTORS

Director Compensation

The following table sets forth certain information regarding the compensation we paid to our directors, other than Daniel Bernstein, during 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b)	StockAwards ($) (c)	All Other Compensation ($) (g)	Total ($) (j)
Howard B. Bernstein	19,000	145,600	—	164,600
Avi Eden	19,000	145,600	60,000	224,600
Peter Gilbert	23,500	145,600	—	169,100
John S. Johnson	23,500	145,600	—	169,100
Robert H. Simandl	19,000	145,600	27,000	191,600
John F. Tweedy	23,500	145,600	—	169,100

With respect to compensation of our directors:

•	when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2007, including annual retainer fees, committee and/or chairmanship fees and meeting fees; in 2007, our non-employee directors received an annual retainer of $15,000, plus $1,000 for each Board meeting they attended in person and $750 for each non-audit committee meeting they attended in person. Audit Committee members received $750 for the first in-person meeting of 2007 and $1,250 for each subsequent in-person meeting in 2007.
•	when we refer to “stock awards”, we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123(R).
•	the aggregate number of option awards outstanding for each director at December 31, 2007 were as follows: Howard B. Bernstein: 0; Avi Eden: stock options covering 8,000 shares of Class B Common Stock; Peter Gilbert: 0; John S. Johnson: 0; Robert H. Simandl: 0; and John F. Tweedy: 0.
•	in May 2007, each of the directors noted above received 4,000 shares of restricted stock, which vest as follows: 1,000 shares vest as of May 11, 2009; 1,000 shares vest as of May 11, 2010; 1,000 shares vest as of May 11, 2011 and 1,000 shares vest as of May 11, 2012.
•	“all other compensation” consists of the following:
•	For Avi Eden: consulting fees paid to Mr. Eden with respect to advice rendered regarding corporate development issues
•	For Robert H. Simandl: fees paid to Mr. Simandl’s law firm for services rendered and disbursements incurred on our behalf during 2007

In 2007, non-employee directors of the Company received an annual retainer of $15,000, plus $1,000 for each Board meeting they attended in person and $750 for each non-audit committee meeting they attended in person. Audit Committee members received $750 for the first in-person meeting of 2007 and $1,250 for each subsequent in-person meeting in 2007. In 2007, directors who were executive officers of the Company did not receive directors’ fees. In 2007, directors of the Company’s foreign subsidiaries did not receive a retainer or meeting fees.

The Board of Directors; Committees of the Board

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Nasdaq has adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the Nasdaq definition of independence: Howard Bernstein, Peter

Gilbert, John S. Johnson, John F. Tweedy, Robert Simandl and Avi Eden. The Board concluded that while Mr. Simandl is compensated for certain legal services that he provides to the Company and Mr. Eden is compensated for certain business development consulting services that he provides to the Company, the fees paid to these individuals ($60,000 to Mr. Eden and $27,000 to Mr. Simandl) were not of a magnitude that such fees would impair Mr. Simandl’s or Mr. Eden’s independence. In considering the independence of Mr. Simandl and Mr. Eden, the Board also took note of the willingness of these individuals to express their views without concern for economic repercussions.

The Company’s Board of Directors holds a regular meeting immediately before the Annual Meeting of Shareholders and meets regularly throughout the year. During 2007, the Board held five meetings.

Bel’s Board has an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee. The Executive Committee is composed of Daniel Bernstein, Robert H. Simandl and John F. Tweedy; the Compensation Committee is composed of Peter Gilbert and Robert H. Simandl; the Audit Committee is composed of Peter Gilbert, John S. Johnson and John F. Tweedy; and the Nominating Committee is composed of Howard Bernstein, Robert H. Simandl and John F. Tweedy.

The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened.

The Compensation Committee is charged with the responsibility of administering the Company’s employee benefit plans, reviews the compensation of Bel’s executive officers and establishes general compensation policies.

The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company’s independent auditors. The Board of Directors has determined that John S. Johnson constitutes an “audit committee financial expert”, as such term is defined by the SEC. As noted above, Mr. Johnson — as well as the other members of the Audit Committee — has been determined to be “independent” within the meaning of SEC and Nasdaq regulations.

The Nominating Committee is responsible for nominating candidates for election to the Company’s Board of Directors.

During 2007, the Executive Committee held no meetings, the Audit Committee held sevenmeetings, the Compensation Committee held one meeting and the Nominating Committee held one meeting.

For a description of services provided to the Company by Robert H. Simandl and Avi Eden during 2007, see “Compensation Committee Interlocks and Insider Participation.”

Nominating Committee Matters

Nominating Committee Charter.  The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the charter was set forth as Appendix A to the Company’s 2007 proxy statement; the charter is not presently included on the Company’s Web site.

Independence of Nominating Committee Members.  All members of the Nominating Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.  The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;
•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;
•	must have a reputation for honesty and ethical conduct;
•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and
•	must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;
•	a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and
•	a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations.  In connection with the 2008 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Class A Common Stock or Class B Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.  The Audit Committee performed its duties during 2007 under a written charter approved by the Board of Directors. A copy of the charter was set forth as Appendix B to the Company’s 2007 proxy statement; the charter is presently included on the Company’s Web site under the Investor Information tab.

Independence of Audit Committee Members.  The Class A and Class B Common Stock are listed on the NASDAQ Global Select Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report.  In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007:

(1)	the Audit Committee reviewed and discussed the audited financial statements with the Company’s management;
(2)	the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by SAS 61;
(3)	the Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company’s independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence; and
(4)	based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2007 Annual Report on Form 10-K.

By: The Audit Committee of the Board of Directors

Peter Gilbert
John S. Johnson
John F. Tweedy

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

By: The Compensation Committee of the Board of Directors

Peter Gilbert
Robert H. Simandl

Compensation Committee Interlocks and Insider Participation

Peter Gilbert and Robert H. Simandl served as members of the Compensation Committee of the Company’s Board of Directors during 2007.

Mr. Simandl served as the Company’s Secretary through May 2003. Mr. Simandl and his predecessor firms have served as general counsel to the Company for more than the past five years. Fees received by Mr. Simandl’s firm from the Company during 2007 were not material. The Company will retain Mr. Simandl in 2008.

Director Avi Eden served as a special consultant to the Company on matters related to potential acquisitions during 2007. Fees received by Mr. Eden from the Company in 2007 were not material. The Company expects Mr. Eden to continue in this role in 2008.

The Audit Committee of the Board of Directors monitors the Company’s related party transactions and must approve in advance any new related party transactions. On a quarterly basis, the Audit Committee makes inquiry of management’s disclosure committee to determine whether any of the members of that committee are aware of any related party transactions. Management’s disclosure committee did not report any related party transactions to the Audit Committee during 2007.

Other Compensation Committee Matters

Charter.  Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter was attached to the Company’s 2007 proxy statement as Appendix C; the charter is not presently included on the Company’s Web site.

Authority, Processes and Procedures.  Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our Chief Executive Officer and for determining the compensation of our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our associates in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of associates in general, the Compensation Committee retains overall supervisory responsibility for associate compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from our Chief Executive Officer regarding issues relevant to determinations made by the Compensation Committee. Our Chief Executive Officer participates in Compensation Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  We typically do not involve consultants in establishing the compensation of our associates or directors, other than attorneys who assist us in the drafting of benefit plans and comparable arrangements.

Shareholder Communication With the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company’s Chief Executive Officer and should be sent to such individual c/o Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chief Executive Officer’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company’s annual meeting of shareholders. All of the members of the Board attended the Company’s 2007 annual meeting of shareholders.

PROPOSAL TWO

RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP
TO AUDIT BEL’S BOOKS AND ACCOUNTS FOR 2008

The Audit Committee has selected Deloitte & Touche LLP to audit Bel’s books and accounts for the year ending December 31, 2008 and will offer a resolution at the meeting for shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte & Touche LLP is being submitted for ratification at the 2008 Annual Meeting of Shareholders because it is perceived to be a matter of good corporate governance practice to submit this issue for ratification by shareholders. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of Bel’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR Proposal Two.

OTHER MATTERS

Relationship With Independent Public Accountants

Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel’s financial statements for the year ending December 31, 2008.

Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants, Deloitte & Touche LLP, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed or expected to be billed to the Company by Deloitte & Touche LLP for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the years ended December 31, 2007 and 2006 totaled $1,146,528 and $1,180,650, respectively.

Audit-Related Fees.  The Company was not billed by Deloitte & Touche LLP for assurance and related services for the years ended December 31, 2007 and 2006. Such services are defined as services which are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above.

Tax Fees.  The Company was billed $365,022 and $229,582 by Deloitte Tax LLP (an affiliate of Deloitte & Touche LLP) for the years ended December 31, 2007 and 2006, respectively, for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees.  For the years ended December 31, 2007 and 2006, the Company was not billed by Deloitte & Touche LLP for services not covered in the three immediately preceding paragraphs.

Other Matters.  The Audit Committee of the Board of Directors has considered whether the provision of Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Miscellaneous

At the time that this Proxy Statement was mailed to shareholders, management was not aware that any matter other than the election of directors and the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2008 would be presented for action at the Annual Meeting. If other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors

Colin Dunn, Secretary

Dated: April 14, 2008

A copy of the Company’s annual report for the year ended December 31, 2007, including financial statements, accompanies this Proxy Statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Jerry Kimmel, Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

1. Election of the Board's nominees for Director. (The Board of Directors recommends a vote "FOR".)

FOR the nominees listed below (except as marked to the contrary below.)	WITHHOLD AUTHORITY to vote for the nominees listed below.
☐	☐

Nominees: Avi Eden
Robert H. Simandl

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES AND FOR THE RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT BEL'S BOOKS AND RECORDS.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________, **2008.**

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

BEL FUSE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2008

The undersigned hereby appoints Robert H. Simandl and Colin Dunn, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 9, 2008, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)